Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made and entered into as of August 9, 2011 (“Agreement”), by and between IASIS Management Company (“Company”), and Ed Lamb (“Executive”).

WHEREAS, the Company desires that the Executive serve as Western Division President for the Utah, Arizona, Nevada and Colorado markets, and the Executive desires to hold such position under the terms and conditions of this Agreement; and

WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions of the employment relationship of the Executive with the Company.

NOW, THEREFORE, intending to be legally bound hereby, the parties agree as follows:

1. Employment. The Company hereby employs Executive and Executive hereby accepts employment with the Company, upon the terms and subject to the conditions set forth herein.

2. Term. Subject to earlier termination pursuant to Section 10 below, the term of Executive’s employment pursuant to this Agreement shall commence on or before October 1, 2011 (“Effective Date”), and continue for a period of three (3) year(s) (“Initial Term”). Thereafter, this Agreement will continue for successive terms of one (1) year (the “Renewal Terms”) unless either of the parties gives notice to the other party, in accordance with Section 17, of an intent to terminate the Agreement at the end of the current term with such notice required to be provided more than thirty (30) days prior to the end of the Initial Term or any successive Renewal Term.

3. Position. During the Term, Executive shall serve as Western Division President, performing duties commensurate with such position as may be described by job description and performing such additional duties as the President, Chief Executive Officer, or Chief Operating Officer of the Company or Executive’s direct supervisor may determine from time to time.

4. Duties. During the Term, Executive shall devote Executive’s full time and attention to the business and affairs of the Company (“Business”); provided, however, that it shall not be a violation of this Agreement for Executive to devote reasonable periods of time to charitable and community activities and industry and professional activities, so long as such activities do not interfere with the performance of Executive’s responsibilities under this Agreement.

5. Salary and Bonus.

(a) During the Term of this Agreement, the Company shall pay Executive an annual base salary of $450,000.00 per year (“Base Salary”). The Base Salary shall be payable to Executive in substantially equal installments in accordance with the Company’s normal payroll practices.

(b) Upon execution of this Agreement, Executive shall receive a Retention Bonus (“Retention Bonus”) in the amount of $200,000.00 which shall not be grossed up for tax purposes. The Retention Bonus is to assist Executive with housing issues associated with the sale of Executive’s home in Corpus Christi, Texas and the purchase of a home in the Salt Lake City, Utah area.

(c) During the term of this Agreement, Executive shall be eligible to participate in the then current IASIS Market Executive Incentive Program (“Program”). The current Program in effect at the Effective Date of this Agreement has a target bonus of 50% of Executive’s Base Salary and a maximum bonus amount under the Program of 100% of Executive’s Base Salary as stated in 5(a) above, and is based upon satisfaction of the Program criteria for the Executive as set annually by the Company COO in consultation with the Company CFO and approved by the Board. The Program is subject to change at the discretion of the Company and its Board of Directors. Notwithstanding the provisions of Section 10(b), Executive must be employed at the time such bonuses are paid to be eligible for receipt of any such bonus described herein, except as may be otherwise provided below.

6. Equity Incentive Awards. On the Effective Date, Executive shall become eligible to participate in the Company’s stock option plan then in effect (“Stock Option Plan”). Pursuant to, and subject to, the terms and conditions set forth in a separate Stock Option Grant Agreement and in the Company’s Stock Option Plan, the Company will grant to the Executive Seventy Thousand (70,000) non-qualified stock options with respect to the shares of Common Stock of the Company, subject to approval of the Company’s Board of Directors. Vesting of the non-qualified stock options shall be consistent with the Stock Option Plan which allows that Sixty percent (60%) of the options shall vest a five (5) year period and the remaining forty percent (40%) shall vest based on the Company’s performance as set by the Company’s Board of Directors.

7. Benefits.

(a) In addition to the Retention Bonus set forth in Section 5(b) above, Executive shall be eligible to participate in the IASIS Healthcare Executive Relocation Plan subject to and consistent with the IASIS Healthcare Executive Relocation Policy (“Relocation Policy”). In addition to the benefits set forth in the Relocation Policy, Company will provide Executive with the following additional relocation benefits: i) third party support to assist in the marketing and sale of Executive’s home in Corpus Christi, Texas, and ii) monthly reimbursement of the mortgage interest payments paid by Executive on Executive’s new home in Salt Lake City (“Mortgage Interest Payments”) up to and not to exceed Four Thousand and 00/100 dollars ($4000.00). Mortgage Interest Payments shall be grossed up for tax purposes and shall be paid to Executive until the sale of Executive’s Corpus Christie, Texas home but in no event shall Mortgage Interest Payments exceed twelve (12) months. In the event that the Executive’s employment terminates prior to the end of the Term of this Agreement, the Mortgage Interest Payments shall be subject to any repayment requirement of relocation expenses under the Relocation Policy.

(b) During the Term, Executive shall be entitled to up to four (4) weeks of paid vacation per year. All paid vacation is subject to existing Company policies, as amended from time to time, regarding accrual and use of vacation by employees.

(c) Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, fringe benefit programs and similar benefits that may be available to other executives of the Company generally, on the same terms as such other executives of the Company, in each case to the extent that Executive is eligible under the terms of such plans or programs. Participation in such plans or programs will begin the first day of the month following thirty (30) days of employment.

(d) Executive will be eligible to participate in the IASIS Healthcare 401(k) Plan as outlined in the Company’s benefits package, as amended from time to time.

8. Expenses. During the Term, reasonable and necessary business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by Company in accordance with Company policies then in effect.

9. 409A and Reimbursements. Notwithstanding anything herein to the contrary, to the extent that any reimbursement of expenses, any fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (i) the amount eligible for reimbursement or payment under such plan or arrangement in one (1) calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), and (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred

10. Termination of Agreement. Executive’s employment by the Company pursuant to this Agreement shall not be terminated prior to the end of the Term except as set forth in this Section 10:

(a) By Mutual Consent. Executive’s employment pursuant to this Agreement may be terminated at any time by the mutual written agreement of the Company and Executive.

(b) Death or Disability. Executive’s employment pursuant to this Agreement may be terminated by the Company or by Executive (i) in the event that Executive suffers a physical or mental disability entitling Executive to long-term disability benefits under the Company’s long-term disability plan, if any, or (ii) in the absence of a Company long-term disability plan, in the event that Executive is unable, as determined by Executive’s supervisor, to perform the essential functions of Executive’s regular duties and responsibilities, [with a reasonable accommodation if necessary, due to death or a medically determinable physical or mental illness.

(c) For Cause. Executive’s employment pursuant to this Agreement may be terminated by written notice to Executive (“Notice of Termination”) upon the occurrence of any of the following events (each of which shall constitute “Cause” for termination): (i) the failure by Executive to substantially perform Executive duties under this Agreement after having failed to cure such failure within thirty (30) days of receiving notice of a determination by the Company of such a failure; (ii) Executive’s willful engaging in misconduct which is materially and substantially injurious to the Company, monetarily or otherwise; (iii) Executive’s conviction of a felony or of a crime involving dishonesty or moral turpitude, including, without limitation, any act or crime involving misappropriation or embezzlement of Company assets or funds; (iv) willful or material wrongdoing by Executive, including, but not limited to, acts of dishonesty or fraud, which could be expected to have a materially adverse effect monetarily or otherwise on the Company or its subsidiaries or affiliates, as determined by the Company; (v) material breach by Executive of Executive’s fiduciary duty to the Company or its stockholders; or (vi) Executive’s intentional violation of any applicable local, state or federal law or regulation affecting the Company in any material respect, as determined by the Company. In the event Executive’s employment is terminated pursuant to this Section 10(c), Executive shall be entitled to receive all Base Salary and benefits to be paid or provided to Executive under this Agreement, pro-rated through the Date of Termination, and any other unpaid benefits to which he is otherwise entitled under any plan, policy or program of the Company applicable to Executive as of the Date of Termination, and no more. In the event that the Company provides a Notice of Termination pursuant to this Section 10(c), Executive shall be required to repay the Retention Bonus to the Company. The Retention Bonus amount to be repaid to the Company shall be reduced on the annual anniversary of the Agreement at a rate of 25% per year for the remaining term of the Agreement. For instance, if Executive terminates the Agreement pursuant to this Section 10(c) prior to the first one year anniversary of the Employment term, Executive shall be required to repay one hundred percent (100%) of the Retention Bonus, if Executive terminates the Agreement pursuant to this Section 10(c) anytime prior to the second year anniversary of the Employment term, Executive shall be required to repay seventy five percent (75%) of the Retention Bonus, if Executive terminates the Agreement pursuant to this Section 10(c) anytime prior to the third year anniversary of the Employment term, Executive shall be required to repay fifty percent fifty percent (50%) of the Retention Bonus, and if Executive terminates the Agreement pursuant to this Section 10(c) anytime prior to the fourth year anniversary of the Employment term, Executive shall be required to repay twenty five percent (25%) of the Retention Bonus Executive agrees that any prorated Retention Bonus amount due to the Company under this Section 10(c) may be withheld from Executive’s final paycheck. Any additional amount due to the Company must be paid to the Company within sixty (60) days.

(d) Without Cause. Executive’s employment pursuant to this Agreement may be terminated by the Company at any time without Cause by delivery of a Notice of Termination to Executive thirty (30) days in advance of the effective date of such termination. In the event Executive’s employment is terminated pursuant to this Section 10(d), Executive shall be entitled to receive on or before the Date of Termination, a severance amount equal to one year of the Executive’s Base Salary which shall be paid out consistent with the Company’s then existing Severance Policy (“Severance Amount”), payable, at the Company’s discretion, in either a lump sum or in accordance with the Company’s normal payroll practices. As a condition to receiving the Severance Amount, Executive agrees to sign, at the time of termination of Executive’s employment, a Severance Agreement in the same or similar form attached here to as Exhibit A. Company reserves the right to amend the form Severance Agreement from time to time with or without notice to Executive. In the event that this Agreement is terminated pursuant to this Section 10(d), Executive shall not be required to repay the Retention Bonus nor any amounts due under the Executive Relocation Program.

(e) Resignation by the Executive. Executive shall be entitled to resign Executive’s employment with the Company at any time during the term of this Agreement upon thirty (30) days prior written notice to the Company. If Executive resigns Executive’s employment with the Company for any reason (i) the Company shall pay Executive all Base Salary and benefits to be paid or provided to Executive under this Agreement through the Date of Termination as the result of Executive’s resignation; and (ii) the Company shall not have any further obligations to Executive under this Agreement except those required to be provided by law or under the terms of any other agreement between the Company and Executive. In the event that the Company provides a Notice of Termination pursuant to this Section 10(e), Executive shall be required to repay the Retention Bonus to the Company. The Retention Bonus amount to be repaid to the Company shall be reduced on the annual anniversary of the Agreement at a rate of 25% per year for the remaining term of the Agreement. For instance, if Executive terminates the Agreement pursuant to this Section 10(e) prior to the first one year anniversary of the Employment term, Executive shall be required to repay one hundred percent (100%) of the Retention Bonus, if Executive terminates the Agreement pursuant to this Section 10(e) anytime prior to the second year anniversary of the Employment term, Executive shall be required to repay seventy five percent (75%) of the Retention Bonus, if Executive terminates the Agreement pursuant to this Section 10(e) anytime prior to the third year anniversary of the Employment term. Executive shall be required to repay fifty percent fifty percent (50%) of the Retention Bonus, and if Executive terminates the Agreement pursuant to this Section 10(e) anytime prior to the fourth year anniversary of the Employment term, Executive shall be required to repay twenty five percent (25%) of the Retention Bonus Executive agrees that any prorated Retention Bonus amount due to the Company under this Section 10(e) may be withheld from Executive’s final paycheck. Any additional amount due to the Company must be paid to the Company within sixty (60) days.

(f) Non-Renewal at End of Term.

(i) In the event that the Company, without cause, does not wish to allow the Agreement to automatically renew, Company shall deliver a Notice of Termination to Executive thirty (30) days in advance of the end of the Initial Term (Termination Date) stating that the Agreement will not automatically renew. In the event that this Agreement is terminated pursuant to this Section 10(f), Executive shall not be required to pay the Company the remaining 25% Retention Bonus. Further, in the event Executive’s employment is terminated pursuant to this Section 10(f), Executive shall be entitled to receive on or before the Termination Date, a severance amount equal to one year of the Executive’s Base Salary which shall be paid out consistent with the Company’s then existing Severance Policy (“Severance Amount”), payable, at the Company’s discretion, in either a lump sum or in accordance with the Company’s normal payroll practices. As a condition to receiving the Severance Amount, Executive agrees to sign, at the time of termination of Executive’s employment, a Severance Agreement in the same or similar form attached here to as Exhibit A. Company reserves the right to amend the form Severance Agreement from time to time with or without notice to Executive.

(ii) In the event that the Executive, without cause, does not wish to allow the Agreement to automatically renew, Executive shall deliver a Notice of Termination to Company thirty (30) days in advance of the end of the Initial Term (Termination Date) stating that the Agreement will not automatically renew. In the event that this Agreement is terminated by the Executive pursuant to this Section 10(f), Executive shall be required to pay the Company the remaining 25% of the Retention Bonus. Executive agrees that any prorated Retention Bonus amount due to the Company under this Section 10(f) may be withheld from Executive’s final paycheck. Any additional amount due to the Company must be paid to the Company within sixty (60) days of the Termination Date. Further, in the event this Agreement is terminated by pursuant to this Section 10(f), Executive shall not be entitled to receive any Severance Amount from the Company.

(g) Waiver of Notice: Full Satisfaction. Notwithstanding anything contained herein to the contrary, in the event Executive terminates this Agreement under this Section 10, Company may, in its sole discretion, waive any notice period set forth in this Section 10, in which event Executive’s employment will end immediately on the date specified in Company’s written notice of waiver and Company will pay Executive an amount equal to Executive’s base compensation Executive would have otherwise been paid during the notice period (or any remaining portion thereof) on the next Company payday following the termination date set forth in Executive’s written notice of waiver. Executive agrees that the payments and benefits provided hereunder, subject to the terms and conditions hereof, shall be in full satisfaction of any rights which Executive might otherwise have or claim by operation of law, by implied contract or otherwise as an employee, except for rights which Executive may have under any employee benefit plan of Company, COBRA and/or any other written agreement between Executive and Company and as an investor in Company.

11. Representations.

(a) The Company represents and warrants that this Agreement has been authorized by all necessary corporate action of the Company and is a valid and binding agreement of the Company enforceable against it in accordance with its terms.

(b) Executive represents and warrants that he is not a party to any agreement or instrument which would prevent him from entering into or performing Executive’s duties in any way under this Agreement.

12. Confidentiality; Non-Competition. Executive acknowledges that:

(a) The business of the Company is intensely competitive and that (i) Executive’s employment by the Company will require that Executive have access to and knowledge of Confidential Information of the Company relating to such business and other trade secrets, in each case greater than the extent to which such information is generally known or publicly available; (ii) the use or disclosure of such information other than in furtherance of the business of the Company may place the Company at a competitive disadvantage and may do damage, monetary or otherwise, to the Company; and (iii) the engaging by Executive in any of the activities prohibited by this Section 12 shall constitute improper appropriation and/or use of such information. Executive expressly acknowledges the trade secret status of the Company’s confidential information and that the confidential information constitutes a protectable business interest in the Company. If Executive is bound by any other agreement with Company regarding the use or disclosure of Confidential Information or non-competition, the provisions of this Agreement shall be read in such a way as to further restrict and not to permit any more extensive use or disclosure of such Confidential Information.

(b) For purposes of this Section 12, “Non -Compete Period” shall be defined as the period during which Executive continues to be employed by Company and a period of twelve (12) months following the date Executive ceases for any reason to be employed by Company, and

(c) For purposes of this Section 12, “Confidential Information” shall mean all non-public information of the Company, including without limitation, all trade secrets, know-how, software, developments, inventions, processes, technology, designs, the financial data, strategic business plans and any proprietary or confidential information, documents or materials in any form or media, including any of the foregoing relating to research, operations, finances, current and proposed products and services, vendors, customers, advertising and marketing, and other proprietary and confidential information of Company, its subsidiaries and their affiliates.

(d) For purposes of this Section 12, a business which competes or may compete with Company includes any person or entity which owns, manages, leases or operates hospitals, or any person or entity that provides or performs services, or has operations, which are performed by Company (or any or its subsidiaries) within twenty-five (25) miles of any of Company’s business operations.

(e) For purposes of this Section 12, the Company shall be construed to include the Company, its subsidiaries and their respective affiliates.

(f) Accordingly, the Company and Executive agree as follows:

(i) During the Non-Compete period, Executive shall not be employed by a business that competes with Company in the markets which Executive is Western Division President as defined in 12(d) above, nor engage in Competition, as defined below, within twenty-five (25) miles of any place of business owned or operated by the Company or any of its affiliates] without the prior written consent of the Company. For purposes of this Agreement, “Competition” by the Executive shall mean the Executive’s engaging in significant activities relating to, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or permitting Executive’s name to be used in connection with the activities of any entity engaged in the operation of hospitals and/or in-patient healthcare facilities; provided that, it shall not be a violation of this subsection for Executive to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more competing corporations registered under the Securities Exchange Act of 1934, as amended, provided that, Executive does not actively participate in the business of such corporation until such time as this covenant expires.

(ii) During the Non-Compete Period, Executive agrees that he will not, directly or indirectly, for Executive’s benefit or for the benefit of any other person, firm or entity, (i) induce, attempt to induce, or assist others to induce any employee or other person or entity with whom the Company or its subsidiaries has any contractual or business relationship to terminate its, his or her association with the Company or its subsidiaries, or to cease doing business with the Company or its subsidiaries, or do anything to materially interfere with the relationship between the Company or its subsidiaries and any such person or entity, or (ii) hire, attempt to hire, or assist others in attempting to hire, without the written consent of the Company, any person who was an employee of the Company or any of its subsidiaries during Executive’s employment.

(iii) Executive agrees that upon termination of Executive’s employment with Company, for any reason, Executive shall return to Company, in good condition, all property of Company, including without limitation, the originals and all copies of any materials which contain, reflect, summarize, describe, analyze or refer or relate to any of the Confidential Information. In the event Executive breaches any of the covenants in Section 12(f) (iii), the Non-Compete Period shall be extended by the amount of time Executive was in violation of this covenant.

(g) Executive acknowledges that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a peculiar value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law, and that a breach or threatened breach by him of any of the provisions contained in this Section 12 may cause the Company irreparable injury. Executive therefore agrees that the Company may be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

(h) If any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the fullest extent permitted by law.

13. Specific Performance. Executive acknowledges and agrees that Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 12 above would be inadequate and Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Company or its successors or assigns, without posting any bond, may, in addition to other rights and remedies existing in their favor, immediately apply to any court of competent jurisdiction to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available; provided, further, that in the event Executive actually breaches any of the provisions of Section 12 above, in addition to the foregoing, Company or its successors or assigns shall also be entitled to cease making any payments or providing any benefit otherwise provided for in this Agreement.

14. Reformation. Notwithstanding anything in Section 13 above to the contrary, if at any time a court holds that the restrictions stated in Section 12 above are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area.

15. Entire Agreement. This Agreement contains all the understandings between the parties hereto pertaining to the matters referred to herein, and supersedes any other undertakings and agreements, whether oral or in writing, previously entered into by them with respect thereto. Executive represents that, in executing this Agreement, Executive does not rely and has not relied upon any representation or statement not set forth herein made by the Company with regard to the subject matter or effect of this Agreement or otherwise and that Executive has been represented by counsel selected by Executive.

16. Amendment or Modification Waiver. No provision of this Agreement may be amended or waived, unless such amendment or waiver is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company. No waiver by any party hereto of any breach by another party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time, any prior time or any subsequent time.

17. Notices. Any notice to be given hereunder shall be in writing and shall be deemed given when delivered personally, sent by courier or facsimile or registered or certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice hereunder in writing:

To Executive at:

Ed Lamb

44 Bar Le Doc East Drive

Corpus Christi, TX 78414

To the Company at:

IASIS Management Company

117 Seaboard Lane, Ste. E Franklin, TN 37067

Attention: General Counsel

Any notice delivered personally or by courier under this Section 17 shall be deemed given on the date delivered and any notice sent by facsimile or registered or certified mail, postage prepaid, return receipt requested, shall be deemed given on the date transmitted by facsimile or mailed.

18. Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

19. Survivorship. The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

20. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

21. Headings. All descriptive headings of sections and paragraphs in this Agreement are intended solely for convenience, and no provision of this Agreement is to be construed by reference to the heading of any section or paragraph.

22. Withholding. All payments to Executive under this Agreement shall be reduced by all applicable withholding required by federal, state or local law.

23. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement effective as of date set forth above.

IASIS Management Company

By:	/s/ Phillip J. Mazzuca
Name:	Phillip J. Mazzuca
Title:	C.O.O.

EXECUTIVE

/s/ Edward Lamb
Print Name: Ed Lamb